Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Hampden Bancorp, Inc.'s Registration Statement No. 333-140659 on Form S-8 of our report dated September 10, 2007 relating to our audits of the consolidated financial statements of Hampden Bancorp, Inc. and subsidiaries which appear in this Annual Report on Form 10-K for the year ended June 30, 2007.

Boston, Massachusetts
September 13, 2007